Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Third Quarter 2025 Results

Raises 2025 Investment Guidance to $1.50 Billion to $1.65 Billion

Increases 2025 AFFO Per Share Guidance to $4.31 to $4.33

Royal Oak, MI, October 21, 2025 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended September 30, 2025. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Third Quarter 2025 Financial and Operating Highlights:

■	Invested approximately $451 million in 110 retail net lease properties across all three external growth platforms
■	Commenced five development or Developer Funding Platform (“DFP”) projects for total committed capital of approximately $51 million
■	Net Income per share attributable to common stockholders increased 7.9% to $0.45
■	Core Funds from Operations (“Core FFO”) per share increased 8.4% to $1.09
■	Adjusted Funds from Operations (“AFFO”) per share increased 7.2% to $1.10
■	Declared a monthly dividend of $0.256 per common share for September, a 2.4% year-over-year increase
■	Achieved an A- issuer rating from Fitch Ratings with a stable outlook
■	Settled 3.5 million shares of outstanding forward equity for net proceeds of approximately $252 million
■	Balance sheet positioned for growth at 3.5 times proforma net debt to recurring EBITDA; 5.1 times excluding unsettled forward equity
■	Over $1.9 billion of liquidity at quarter end including availability on the revolving credit facility, outstanding forward equity, and cash on hand

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended September 30, 2025 increased 18.2% to $50.3 million, compared to Net Income of $42.5 million for the comparable period in 2024. Net Income per share for the three months ended September 30th increased 7.9% to $0.45 compared to Net Income per share of $0.42 for the comparable period in 2024.

Net Income for the nine months ended September 30, 2025 increased 3.1% to $142.7 million, compared to Net Income of $138.4 million for the comparable period in 2024. Net Income per share for the nine months ended September 30th decreased 5.3% to $1.30 compared to Net Income per share of $1.37 for the comparable period in 2024.

Core FFO

Core FFO for the three months ended September 30, 2025 increased 18.9% to $122.4 million, compared to Core FFO of $102.9 million for the comparable period in 2024. Core FFO per share for the three months ended September 30th increased 8.4% to $1.09, compared to Core FFO per share of $1.01 for the comparable period in 2024.

Core FFO for the nine months ended September 30, 2025 increased 13.5% to $351.0 million, compared to Core FFO of $309.1 million for the comparable period in 2024. Core FFO per share for the nine months ended September 30th increased 4.3% to $3.18, compared to Core FFO per share of $3.05 for the comparable period in 2024.

AFFO

AFFO for the three months ended September 30, 2025 increased 17.5% to $123.1 million, compared to AFFO of $104.8 million for the comparable period in 2024. AFFO per share for the three months ended September 30th increased 7.2% to $1.10, compared to AFFO per share of $1.03 for the comparable period in 2024.

AFFO for the nine months ended September 30, 2025 increased 13.2% to $354.8 million, compared to AFFO of $313.3 million for the comparable period in 2024. AFFO per share for the nine months ended September 30th increased 4.0% to $3.22, compared to AFFO per share of $3.10 for the comparable period in 2024.

Dividend

In the third quarter, the Company declared monthly cash dividends of $0.256 per common share for each of July, August and September 2025. The monthly dividends declared during the third quarter reflect an annualized dividend amount of $3.072 per common share, representing a 2.4% year-over-year increase. The dividends represent payout ratios of approximately 70% of Core FFO per share and 70% of AFFO per share, respectively.

For the nine months ended September 30, 2025, the Company declared monthly cash dividends totaling $2.295 per common share, representing a 2.4% year-over-year increase. The dividends represent payout ratios of approximately 72% of Core FFO per share and 71% of AFFO per share, respectively.

Subsequent to quarter end, the Company declared a monthly cash dividend of $0.262 per common share for October 2025. The monthly dividend reflects an annualized dividend amount of $3.144 per common share, representing a 3.6% year-over-year increase. The October dividend is payable on November 14, 2025 to stockholders of record at the close of business on October 31, 2025.

Additionally, subsequent to quarter end, the Company declared a monthly cash dividend on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The dividend is payable on November 3, 2025 to stockholders of record at the close of business on October 24, 2025.

Earnings Guidance

The table below provides estimates for significant components of our 2025 earnings guidance. In addition, the AFFO per share guidance range includes an estimate for the dilutive impact of the Company's outstanding forward equity calculated in accordance with the treasury stock method.

	Prior 2025	Revised 2025
	Guidance(1)	Guidance
AFFO per share(2)	$4.29 to $4.32	$4.31 to $4.33
General and administrative expenses (% of adjusted revenue)(3)	5.6% to 5.9%	5.7% to 5.9%
Non-reimbursable real estate expenses (% of adjusted revenue)(3)	1.0% to 1.5%	1.0% to 1.5%
Income and other tax expense	$2.5 to $3 million	$2 to $2.5 million
Investment volume	$1.4 to $1.6 billion	$1.50 to $1.65 billion
Disposition volume	$10 to $50 million	$25 to $50 million

The Company’s 2025 guidance is subject to risks and uncertainties more fully described in this press release and in the Company’s filings with the Securities and Exchange Commission (the “SEC”).

(1)	As issued on July 31, 2025.
(2)	The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measure of AFFO per share guidance due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO. Based on our historical experience, the dollar amounts of these items could be significant and could have a material impact on the Company’s GAAP results for the guidance period.
(3)	Adjusted revenue equates to Total Revenues, excluding the amortization of above and below market lease intangibles.

CEO Comments

"We are very pleased with our year-to-date performance as we delivered our largest investment quarter since 2020, deploying over $450 million across our three external growth platforms,” said Joey Agree, President and Chief Executive Officer. “During the quarter, we achieved an A- issuer rating with a stable outlook from Fitch Ratings, further validating the strength of our fortress balance sheet which has total liquidity of over $1.9 billion. Given our best-in-class portfolio and robust investment pipeline, we are increasing full-year 2025 investment guidance to a range of $1.50 billion to $1.65 billion and raising 2025 AFFO per share guidance to a range of $4.31 to $4.33.”

Portfolio Update

As of September 30, 2025, the Company’s portfolio consisted of 2,603 properties located in all 50 states and contained approximately 53.7 million square feet of gross leasable area. At quarter end, the portfolio was approximately 99.7% leased, had a weighted-average remaining lease term of approximately 8.0 years, and generated 66.7% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

During the third quarter, the Company acquired six ground leases for an aggregate purchase price of approximately $22.5 million, representing 5.1% of annualized base rents acquired.

As of September 30, 2025, the Company’s ground lease portfolio consisted of 237 leases located in 38 states and totaled approximately 6.4 million square feet of gross leasable area. Properties ground leased to tenants represented 10.0% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 9.3 years, and generated 88.5% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the third quarter was approximately $401.4 million and included 90 properties net leased to leading retailers operating in sectors including home improvement, auto parts, grocery stores, off-price, farm and rural supply, convenience stores, and tire and auto service. The properties are located in 33 states and leased to tenants operating in 25 sectors.

The properties were acquired at a weighted-average capitalization rate of 7.2% and had a weighted-average remaining lease term of approximately 10.7 years. Approximately 70.0% of annualized base rents acquired were generated from investment grade retail tenants.

For the nine months ended September 30, 2025, total acquisition volume was approximately $1.1 billion. The 227 acquired properties are located in 40 states and leased to tenants who operate in 29 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.2% and had a weighted-average remaining lease term of approximately 12.0 years. Approximately 64.6% of annualized base rents were generated from investment grade retail tenants.

Dispositions

During the third quarter, the Company sold eight properties for gross proceeds of approximately $15.0 million. The dispositions were completed at a weighted-average capitalization rate of 7.4%. Notable dispositions included the Company’s only At Home located in Provo, Utah.

During the nine months ended September 30, 2025, the Company sold 13 properties for gross proceeds of approximately $23.7 million. The dispositions were completed at a weighted-average capitalization rate of 7.4%.

The Company is increasing the lower end of its full-year 2025 disposition guidance range from $10 million to $25 million, while maintaining the upper end of the range at $50 million.

Development and Developer Funding Platform

During the third quarter, the Company commenced five development or DFP projects, with total anticipated costs of approximately $50.8 million. Construction continued during the quarter on eight projects with anticipated costs totaling approximately $51.0 million. The Company completed eight projects during the quarter with total costs of approximately $61.2 million.

For the nine months ended September 30, 2025, the Company had 30 development or DFP projects completed or under construction with anticipated total costs of approximately $190.4 million. The projects are leased to leading retailers including TJX Companies, Burlington, 7-Eleven, Boot Barn, Ross Dress for Less, Five Below, Gerber Collision, and Sunbelt Rentals.

The following table presents estimated costs for the Company's active or completed development and DFP projects for the nine months ended September 30, 2025:

				Anticipated
	Number of	Costs Funded	Remaining	Total Project
Quarter of Delivery	Projects	to Date	Funding Costs	Costs
Q1 2025	6	$27,234	$—	$27,234
Q2 2025	4	13,403	—	13,403
Q3 2025	8	62,829	—	62,829
Q4 2025	5	31,342	7,009	38,351
Q1 2026	2	12,327	3,124	15,451
Q2 2026	2	4,015	7,213	11,228
Q3 2026	2	3,948	14,233	18,181
Q4 2026	1	2,497	1,203	3,700
Total	30	$157,595	$32,782	$190,377

Development and DFP project costs are in thousands; any differences are the result of rounding. Costs Funded to Date may include adjustments related to completed projects to arrive at the correct Anticipated Total Project Costs.

Leasing Activity and Expirations

During the third quarter, the Company executed new leases, extensions or options on approximately 859,000-square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 50,000-square foot TJ Maxx and HomeGoods combo store in Eugene, Oregon, a 27,000-square foot Burlington in Midland, Texas, and two Walmarts comprising over 310,000-square feet.

For the nine months ended September 30, 2025, the Company executed new leases, extensions or options on approximately 2.4 million square feet of gross leasable area throughout the existing portfolio.

As of September 30, 2025, the Company’s 2025 lease maturities represented 0.2% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of September 30, 2025, assuming no tenants exercise renewal options:

			Percent of
		Annualized	Annualized	Gross	Percent of Gross
Year	Leases	Base Rent (1)	Base Rent	Leasable Area	Leasable Area
2025	9	$1,381	0.2%	194	0.4%
2026	70	14,990	2.1%	1,548	2.9%
2027	161	36,154	5.1%	3,350	6.3%
2028	182	47,938	6.8%	4,136	7.7%
2029	210	66,169	9.3%	6,271	11.7%
2030	331	71,143	10.1%	5,875	11.0%
2031	230	57,205	8.1%	4,330	8.1%
2032	247	52,336	7.4%	3,767	7.0%
2033	224	51,803	7.3%	3,978	7.4%
2034	227	52,089	7.4%	3,490	6.5%
Thereafter	920	256,632	36.2%	16,592	31.0%
Total Portfolio	2,811	$707,840	100.0%	53,531	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of September 30, 2025, but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of September 30, 2025, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2025:

	Annualized	Percent of
Tenant	Base Rent(1)	Annualized Base Rent
Walmart	$41,155	5.8%
Tractor Supply	34,961	4.9%
Dollar General	28,437	4.0%
Best Buy	21,716	3.1%
O'Reilly Auto Parts	21,500	3.0%
Kroger	21,039	3.0%
TJX Companies	21,009	3.0%
CVS	20,886	3.0%
Hobby Lobby	20,220	2.9%
Lowe's	17,884	2.5%
Gerber Collision	17,296	2.4%
7-Eleven	17,181	2.4%
Sunbelt Rentals	16,979	2.4%
Burlington	15,133	2.1%
Sherwin-Williams	13,675	1.9%
Home Depot	13,553	1.9%
Dollar Tree	11,540	1.6%
Genuine Parts Company (NAPA Auto Parts)	11,420	1.6%
Wawa	11,111	1.6%
Other(2)	331,145	46.9%
Total Portfolio	$707,840	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2) Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all the Company’s retail sectors as of September 30, 2025:

	Annualized	Percent of
Sector	Base Rent(1)	Annualized Base Rent
Grocery Stores	$72,940	10.3%
Home Improvement	62,545	8.8%
Convenience Stores	54,938	7.8%
Tire and Auto Service	54,224	7.6%
Auto Parts	48,088	6.8%
Dollar Stores	46,809	6.6%
Off-Price Retail	42,194	6.0%
Farm and Rural Supply	36,733	5.2%
General Merchandise	36,643	5.2%
Pharmacy	25,837	3.7%
Consumer Electronics	25,496	3.6%
Crafts and Novelties	22,482	3.2%
Discount Stores	18,598	2.6%
Equipment Rental	18,035	2.5%
Health Services	17,444	2.5%
Warehouse Clubs	16,823	2.4%
Dealerships	15,078	2.1%
Restaurants - Quick Service	13,886	2.0%
Health and Fitness	13,789	1.9%
Sporting Goods	11,528	1.6%
Specialty Retail	9,978	1.4%
Financial Services	8,235	1.2%
Restaurants - Casual Dining	6,531	0.9%
Shoes	4,879	0.7%
Home Furnishings	4,857	0.7%
Pet Supplies	4,468	0.6%
Theaters	3,976	0.6%
Beauty and Cosmetics	3,776	0.5%
Entertainment Retail	2,651	0.4%
Apparel	2,449	0.3%
Miscellaneous	1,306	0.2%
Office Supplies	624	0.1%
Total Portfolio	$707,840	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1) Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of September 30, 2025:

	Annualized	Percent of
State	Base Rent(1)	Annualized Base Rent
Texas	$49,981	7.1%
Illinois	44,556	6.3%
Michigan	36,948	5.2%
Ohio	36,273	5.1%
New York	35,959	5.1%
Pennsylvania	34,520	4.9%
Florida	33,971	4.8%
North Carolina	32,519	4.6%
California	31,218	4.4%
Georgia	28,401	4.0%
New Jersey	24,421	3.5%
Wisconsin	20,038	2.8%
Missouri	19,818	2.8%
Louisiana	19,242	2.7%
Virginia	17,513	2.5%
Mississippi	16,706	2.4%
South Carolina	16,050	2.3%
Kansas	15,916	2.2%
Minnesota	15,578	2.2%
Indiana	13,994	2.0%
Connecticut	13,474	1.9%
Tennessee	13,466	1.9%
Massachusetts	13,004	1.8%
Alabama	12,591	1.8%
Oklahoma	10,821	1.5%
Other(2)	100,862	14.2%
Total Portfolio	$707,840	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1) Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

(2) Includes states generating less than 1.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet

Capital Markets

Subsequent to quarter end, the Company received commitments for an unsecured $350 million 5.5-year term loan with a 12-month delayed draw feature (the “Term Loan”). The Company anticipates closing the Term Loan in November and has entered into $350 million of forward starting swaps to fix SOFR until maturity in May 2031. Including the impact of the swaps, the interest rate on the Term Loan is fixed at 4.02% based on the Company’s current A- credit rating. The Term Loan includes an accordion option that allows the Company to request additional lender commitments up to a total of $500 million.

During the third quarter, the Company settled 3.5 million shares under existing forward sale agreements for net proceeds of $252.0 million.

The following table presents the Company’s outstanding forward equity offerings as of September 30, 2025:

					Anticipated Net
Forward Equity	Shares	Shares	Shares	Net Proceeds	Proceeds
Offerings	Sold	Settled	Remaining	Received	Remaining
Q3 2024 ATM Forward Offerings	6,602,317	6,338,391	263,926	$448,734,524	$19,465,097
Q4 2024 ATM Forward Offerings	739,013	—	739,013	—	55,007,059
October 2024 Forward Offering	5,060,000	—	5,060,000	—	366,383,974
Q1 2025 ATM Forward Offerings	2,408,201	—	2,408,201	—	181,169,482
Q2 2025 ATM Forward Offerings	362,021	—	362,021	—	27,351,284
April 2025 Forward Offering	5,175,000	—	5,175,000	—	386,733,443
Total Forward Equity Offerings	20,346,552	6,338,391	14,008,161	$448,734,524	$1,036,110,339

Liquidity

As of September 30, 2025, the Company had total liquidity of $1.9 billion, which includes $861.0 million of availability under its revolving credit facility after adjusting for outstanding commercial paper notes and revolver borrowings, $1.0 billion of outstanding forward equity, and $16.9 million of cash on hand. The Company’s $1.25 billion revolving credit facility includes an accordion option that allows the Company to request additional lender commitments of up to a total of $2.0 billion.

Balance Sheet

As of September 30, 2025, the Company’s net debt to recurring EBITDA was 5.1 times. The Company’s proforma net debt to recurring EBITDA was 3.5 times when deducting the $1.0 billion of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $3.4 billion as of September 30, 2025. The Company’s fixed charge coverage ratio was 4.2 times at quarter end.

The Company’s total debt to enterprise value was 29.0% as of September 30, 2025. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership” or “OP”) common units into common stock of the Company.

For the three months and nine months ended September 30, 2025, the Company's fully diluted weighted-average shares outstanding were 111.5 million and 109.9 million, respectively. The basic weighted-average shares outstanding for the three and nine months ended September 30, 2025 were 111.3 million and 109.4 million, respectively.

For the three months and nine months ended September 30, 2025, the Company's fully diluted weighted-average shares and units outstanding were 111.9 million and 110.2 million, respectively. The basic weighted-average shares and units outstanding for the three and nine months ended September 30, 2025 were 111.6 million and 109.7 million, respectively.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of September 30, 2025, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Wednesday, October 22, 2025 at 9:00 AM ET. To participate in the conference call, please dial (800) 715-9871 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available via the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start of the conference call and go to the Investors section of the website.  A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of September 30, 2025, the Company owned and operated a portfolio of 2,603 properties, located in all 50 states and containing approximately 53.7 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”.  For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “will,” “seek,” “could,” “project” or other similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, the factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, including those set forth under the headings “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subsequent quarterly reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

The Company defines the "all-in rate" as the interest rate that reflects the straight-line amortization of the terminated swap agreements and original issuance discount, as applicable.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except share and per-share data)
(Unaudited)

	September 30,	December 31,
	2025	2024
ASSETS
Real estate investments
Land	$2,787,363	$2,514,167
Buildings	6,123,531	5,412,564
Less accumulated depreciation	(677,700)	(564,429)
	8,233,194	7,362,302
Property under development	64,047	55,806
Net real estate investments	8,297,241	7,418,108

Real estate held for sale, net	706	—
Cash and cash equivalents	13,696	6,399
Cash held in escrow	3,182	—
Accounts receivable - tenants, net	117,602	106,416
Lease intangibles, net of accumulated amortization of $546,136 and $461,419 at September 30, 2025 and December 31, 2024, respectively	966,964	864,937
Other assets, net	84,639	90,586

Total Assets	$9,484,030	$8,486,446

LIABILITIES
Mortgage notes payable, net	$41,718	$42,210
Unsecured term loan, net	347,900	347,452
Senior unsecured notes, net	2,583,685	2,237,759
Unsecured revolving credit facility and commercial paper notes	389,000	158,000
Dividends and distributions payable	29,927	27,842
Accounts payable, accrued expenses, and other liabilities	161,782	116,273
Lease intangibles, net of accumulated amortization of $48,671 and $46,003 at September 30, 2025 and December 31, 2024, respectively	56,777	46,249

Total Liabilities	3,610,789	2,975,785

EQUITY
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at September 30, 2025 and December 31, 2024	175,000	175,000
Common stock, $.0001 par value, 360,000,000 and 180,000,000 shares authorized, 114,134,251 and 107,248,705 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	11	10
Additional paid-in-capital	6,247,606	5,765,582
Dividends in excess of net income	(581,162)	(470,622)
Accumulated other comprehensive income	31,528	40,076

Total equity - Agree Realty Corporation	5,872,983	5,510,046
Non-controlling interest	258	615
Total Equity	5,873,241	5,510,661

Total Liabilities and Equity	$9,484,030	$8,486,446

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Revenues
Rental income	$183,191	$154,292	$527,701	$456,139
Other	31	40	208	222
Total Revenues	183,222	154,332	527,909	456,361

Operating Expenses
Real estate taxes	13,173	11,935	37,519	33,357
Property operating expenses	8,243	6,015	25,040	19,875
Land lease expense	556	421	1,592	1,251
General and administrative	10,887	9,114	32,990	28,336
Depreciation and amortization	61,179	51,504	175,872	150,421
Provision for impairment	2,980	2,694	10,272	7,224
Total Operating Expenses	97,018	81,683	283,285	240,464

Gain on sale of assets, net	924	1,850	3,207	11,102
Gain (loss) on involuntary conversion, net	132	(56)	132	(91)
Income from Operations	87,260	74,443	247,963	226,908

Other (Expense) Income
Interest expense, net	(35,212)	(28,942)	(98,250)	(79,809)
Income and other tax expense	(225)	(1,077)	(1,475)	(3,231)
Other income	456	104	542	587
Net Income	52,279	44,528	148,780	144,455

Less net income attributable to non-controlling interest	162	153	468	497
Net income attributable to Agree Realty Corporation	52,117	44,375	148,312	143,958
Less Series A preferred stock dividends	1,859	1,859	5,578	5,578
Net Income Attributable to Common Stockholders	$50,258	$42,516	$142,734	$138,380

Net Income Per Share Attributable to Common Stockholders
Basic	$0.45	$0.42	$1.30	$1.38
Diluted	$0.45	$0.42	$1.30	$1.37

Other Comprehensive Income
Net income	$52,279	$44,528	$148,780	$144,455
Amortization of interest rate swaps	(1,077)	(739)	(2,692)	(2,043)
Change in fair value and settlement of interest rate swaps	713	(11,760)	(5,884)	3,955
Total comprehensive income	51,915	32,029	140,204	146,367
Less comprehensive income attributable to non-controlling interest	161	110	441	504

Comprehensive Income Attributable to Agree Realty Corporation	$51,754	$31,919	$139,763	$145,863

Weighted Average Number of Common Shares Outstanding - Basic	111,277,316	100,383,207	109,383,735	100,343,493

Weighted Average Number of Common Shares Outstanding - Diluted	111,511,615	101,715,311	109,875,336	100,882,858

Agree Realty Corporation
Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO
($ in thousands, except share and per-share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Reconciliation from Net Income to Funds from Operations
Net income	$52,279	$44,528	$148,780	$144,455
Less Series A preferred stock dividends	1,859	1,859	5,578	5,578
Net income attributable to Operating Partnership common unitholders	50,420	42,669	143,202	138,877
Depreciation of rental real estate assets	40,867	33,941	116,728	99,438
Amortization of lease intangibles - in-place leases and leasing costs	19,715	17,056	57,458	49,476
Provision for impairment	2,980	2,694	10,272	7,224
(Gain) loss on sale or involuntary conversion of assets, net	(1,056)	(1,794)	(3,339)	(11,011)
Funds from Operations - Operating Partnership common unitholders	$112,926	$94,566	$324,321	$284,004

Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	9,428	8,377	26,679	25,137
Core Funds from Operations - Operating Partnership common unitholders	$122,354	$102,943	$351,000	$309,141

Straight-line accrued rent	(4,976)	(3,332)	(12,774)	(9,675)
Stock-based compensation expense	3,306	2,780	9,694	7,993
Amortization of financing costs and original issue discounts	1,836	1,871	5,150	4,359
Non-real estate depreciation	597	507	1,686	1,507
Adjusted Funds from Operations - Operating Partnership common unitholders	$123,117	$104,769	$354,756	$313,325

Funds from Operations per common share and partnership unit - diluted	$1.01	$0.93	$2.94	$2.81
Core Funds from Operations per common share and partnership unit - diluted	$1.09	$1.01	$3.18	$3.05
Adjusted Funds from Operations per common share and partnership unit - diluted	$1.10	$1.03	$3.22	$3.10

Weighted average shares and Operating Partnership common units outstanding
Basic	111,624,935	100,730,826	109,731,354	100,691,112
Diluted	111,859,234	102,062,930	110,222,955	101,230,477

Additional supplemental disclosure
Scheduled principal repayments	$258	$243	$763	$717
Capitalized interest	$558	$425	$1,497	$1,126
Capitalized building improvements	$2,502	$6,714	$5,864	$10,504

Non-GAAP Financial Measures
Funds from Operations (“FFO” or “Nareit FFO”)
FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)
The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)
AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation
Reconciliation of Non-GAAP Financial Measures
($ in thousands, except share and per-share data)
(Unaudited)
Three months ended
September 30,
2025
Mortgage notes payable, net	$41,718
Unsecured term loan, net	347,900
Senior unsecured notes, net	2,583,685
Unsecured revolving credit facility and commercial paper notes	389,000
Total Debt per the Consolidated Balance Sheet	$3,362,303

Unamortized debt issuance costs and discounts, net	29,838
Total Debt	$3,392,141

Cash and cash equivalents	$(13,696)
Cash held in escrows	(3,182)
Net Debt	$3,375,263

Anticipated Net Proceeds from Forward Equity Offerings	(1,036,110)
Proforma Net Debt	$2,339,153

Net Income	$52,279
Interest expense, net	35,212
Income and other tax expense	225
Depreciation of rental real estate assets	40,867
Amortization of lease intangibles - in-place leases and leasing costs	19,715
Non-real estate depreciation	597
Provision for Impairment	2,980
(Gain) loss on sale or involuntary conversion of assets, net	(1,056)
EBITDAre	$150,819

Run-Rate Impact of Investment, Disposition and Leasing Activity	5,601
Amortization of above (below) market lease intangibles, net	9,344
Recurring EBITDA	$165,764

Annualized Recurring EBITDA	$663,056

Total Debt per the Consolidated Balance Sheet to Annualized Net Income	16.2x

Net Debt to Recurring EBITDA	5.1x

Proforma Net Debt to Recurring EBITDA	3.5x

Financial Measures

Total Debt and Net Debt
The Company defines Total Debt as debt per the consolidated balance sheet excluding unamortized debt issuance costs, original issue discounts and debt discounts. Net Debt is defined as Total Debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measures of Total Debt and Net Debt to be key supplemental measures of the Company's overall liquidity, capital structure and leverage because they provide industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Total Debt and Net Debt may not be comparable to Total Debt and Net Debt reported by other REITs that interpret the definitions differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.

Forward Offerings

The Company has 14,008,161 shares remaining to be settled under the Forward Equity Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $1.0 billion based on the applicable forward sale price as of September 30, 2025. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by certain dates between October 2025 and October 2026.

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Annualized Net Income

Represents net income for the three months ended September 30, 2025, on an annualized basis.

Agree Realty Corporation
Rental Income
($ in thousands, except share and per-share data)
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Rental Income Source(1)
Minimum rents(2)	$167,576	$143,143	$481,788	$421,122
Percentage rents(2)	142	12	2,254	1,717
Operating cost reimbursement(2)	19,841	16,099	57,312	48,511
Straight-line rental adjustments(3)	4,976	3,332	12,774	9,675
Amortization of (above) below market lease intangibles(4)	(9,344)	(8,294)	(26,427)	(24,886)
Total Rental Income	$183,191	$154,292	$527,701	$456,139

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

 (2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

 (4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.